Exhibit 99.1

 Rogers Corporation Raises Third Quarter Guidance to Record Sales and Earnings

    ROGERS, Conn.--(BUSINESS WIRE)--Oct. 10, 2006--Rogers Corporation (NYSE:ROG) today announced revised guidance for its third quarter of 2006. Rogers now projects record third quarter net sales of approximately $123 million compared to the July 27, 2006, guidance of $105 to $109 million. Earnings for the third quarter are now projected to be $0.87 to $0.89 per diluted share, an all-time record. The previous earnings guidance was $0.73 to $0.77 per diluted share.

    Robert D. Wachob, President and CEO, commented, "We are pleased to project record third quarter results, our fourth consecutive quarter of record sales. The significant increase in sales from our original July guidance was driven primarily by the greater than anticipated sales of our materials and components into the portable communications market. Of this increase, sales of electroluminescent keypad backlighting lamps as well as advances in the market share of our semiconductor inverters accounted for the majority. We also expect to report, in our third quarter results later this month, that all four of our reporting segments achieved double-digit growth rates in sales, year-over-year."

    The Company expects to report third quarter results after the market closes on October 26, 2006, and will provide guidance for the fourth quarter of 2006 at that time.

    Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty material based products, which serve a diverse range of markets including: portable communication devices, communication infrastructure, consumer products, computer and office equipment, ground transportation, and aerospace and defense. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Gent, Belgium, in Suzhou, China, and in Hwasung City, Korea. Sales offices are located in Belgium, Japan, Taiwan, Korea, China, and Singapore.

    Safe Harbor Statement

    Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference from the Rogers Corporation 2005 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of October 10, 2006, and Rogers undertakes no duty to update this information unless required by law.

    CONTACT: Rogers Corporation
             Editorial and Investor Contact:
             Edward J. Joyce, 860-779-5705
             Fax: 860-779-5509
             edward.joyce@rogerscorporation.com
             Rogers' Web site: www.rogerscorporation.com